AGREEMENT made this 6th day of September, 2000, by and between Oak Associates Funds, a Massachusetts business trust (the "Trust"), and Oak Associates, ltd. (the "Adviser").

The Adviser hereby agrees to waive its fee and/or reimburse expenses to the extent necessary to limit the total operating expenses at the following levels for a period of one year from the date of this Agreement for each of the following funds:

FUND                                       TOTAL OPERATING EXPENSES
----------------------------------         ------------------------
Black Oak Emerging Technology Fund                   1.00%

This Agreement shall be renewable at the end of each one year period for an additional one year period upon the written agreement of the parties hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

OAK ASSOCIATES FUNDS                        OAK ASSOCIATES, ltd.

By:/s/ William White                        By: /s/ James Oelschlager